EXHIBIT 10







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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                      among



                           EPiC ENERGY RESOURCES, INC.

                                       AND


                              CARNRITE GROUP L.L.C.

                                       AND


                      THE MEMBERS OF CARNRITE GROUP L.L.C.



                           Dated as of August 10, 2007


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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is dated as of August 10, 2007 (the "Execution Date"), by EPIC ENERGY RESOURCES, INC., a corporation organized under the laws of Colorado ("Purchaser" or "EPIC") and THE CARNRITE GROUP L.L.C., a Texas limited liability company, ("CARNRITE"), and Alan
G. Carnrite ("A. Carnrite"), Gillian A. Tilbury ("Tilbury"), Lea Ann Robertson ("Robertson"), Rita L. Williams ("Williams"), Sherri L. Herzig ("Herzig") and Carolyn N. Stortstrom ("Stortstrom") and, together with CARNRITE, A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom, the "CARNRITE Parties" or collectively "Seller" and each a "Carnrite Party"). Each of EPIC, CARNRITE, A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom also referred to individually as a "Party" or collectively as the "Parties".

                                   WITNESSETH
                                   ----------

      WHEREAS, the Carnrite Parties desire to sell and assign to Purchaser and Purchaser desires to purchase, and acquire from the Carnrite Parties (as provided herein), all of the Carnrite Parties' right, title, and interest in and to one hundred percent (100%) of the outstanding membership interests of CARNRITE (the "Carnrite Membership Interests") on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE 1
                                   ---------

      SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of CARNRITE and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of CARNRITE, (b) all other accounts or notes receivable of CARNRITE and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act. It also means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

      "Agreement" means this Membership Interest Purchase Agreement along with any attachments, schedules and exhibits which are attached hereto and incorporated herein. In the case of any conflict between the Agreement and any


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schedules, exhibits or attachments, the provisions of the Agreement shall take precedence over any attachment or exhibit.

      "Ancillary Agreements" have the meaning given in Section 3.2 (c).

      "best efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use his best efforts under this Agreement will not be thereby required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

      "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

      "Closing" has the meaning given in Section 2.5.

      "Closing Date" has the meaning given in Section 2.5.

      "Confidential Information" has the meaning given in Section 8.4.

      "Contracts" means any legally binding agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral) of CARNRITE as of the Closing Date.

      "Current Liabilities" means, as determined in accordance with GAAP:

          (i)  accounts payable and accrued Liabilities of CARNRITE;

          (ii) Taxes payable by CARNRITE relating to any period prior to the Closing Date; and

          (iii) all other Current Liabilities of CARNRITE not described above.

      "Dollars" or "$" means U.S. dollars.

      "Employee Plans" has the meaning set forth in Section 3.14 (a).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

      "Employment Agreements" has the meaning given in Section 2.7 (a).

      "Encumbrance" means any pledge, lien (including without limitation Tax lien), collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other encumbrance whatsoever.

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      "Enforceable" means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

      "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

      "Environmental Law" means any applicable Legal Requirement that requires or relates to:

          (i) advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (iii) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

          (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (v) protecting resources, species or ecological amenities;

          (vi)  reducing  to  acceptable   levels  the  risks  inherent  in  the
     transportation   of  hazardous   substances,   pollutants,   oil  or  other
     potentially harmful substances;

          (vii) cleaning up pollutants that have been released, preventing the threat of Release or paying the costs of such clean up or prevention; or


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          (viii) making  responsible  parties pay private parties,  or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means each entity that is treated as a single employer with CARNRITE or any CARNRITE Group Member for purposes of Code ss.414.

       "Exchange Act" means the Securities Act of 1934, as amended.

      "Facility" or "Facilities" means any real property, leasehold or other interest in real property currently owned or operated by CARNRITE, including the Tangible Personal Property used or operated by CARNRITE at the respective locations of the real property specified in

Schedule 3.7.
-------------

      "Financial Statements" has the meaning given in Section 3.5.

      "GAAP" means United States' generally accepted accounting principles as in effect from time to time, consistently applied.

      "Governing Documents" means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and company agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and
(g) any amendment or supplement to any of the foregoing.

      "Governmental Body" means any state, municipal, local, national or international body with jurisdiction over the Parties or the subject matter of this Agreement.

      "Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Legal Requirement.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnified Party" has the meaning given in Section 11.15.

      "Indemnifying Party" has the meaning given in Section 11.15.


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     "Intellectual  Property"  means (a) all inventions  (whether  patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

      "Inventory" means all inventories of CARNRITE, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by CARNRITE in the production of finished goods or provision of services.

      "IRS" has the meaning set forth in Section 3.14 (b).

      "knowledge" has the following meaning: an individual will be deemed to have Knowledge of a particular fact or other matter if:

      (a) that individual is actually aware of the fact or matter; or

      (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

      (c) A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

      "Legal Requirement" means any federal, state, provincial, territorial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, code, regulation, statute or treaty applicable the Carnrite business.


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      "Liabilities" (or when used with reference to a single item described below, "Liability") means debts, commissions, duties, fees, salaries, performance or delivery penalties, liabilities, warranty liabilities (whether implicit or explicit or whether granted orally or in writing) and obligations (whether pecuniary or not, including without limitation obligations to perform or forebear from performing acts or services), fines or penalties, whether accrued or fixed, absolute or contingent, matured or un-matured, determined or determinable, known or unknown, arising or existing anywhere in the world, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied), including those arising under any contractual obligation of a Party or any predecessor thereof.

      "Material Change" means any effect or change that, taken as a whole, would change the business prospects, operations, financial condition or assets of CARNRITE, either positively or negatively. The taking of any action contemplated by this Agreement and the Ancillary Agreements contemplated hereby shall not be deemed to constitute a Material Change.

      "material" or "materiality" means having a material adverse effect on the financial condition, business, operations or prospects of CARNRITE or on the ability of the Parties to consummate the transaction contemplated by the Agreement.

      "Multiemployer Plan" has the meaning given in Section 3.14 (a).

      "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface above.

      "PBGC" has the meaning given in Section 3.14 (b).

      "Permitted Encumbrance" has the meaning given in Section 6.8.

      "Person" means any natural person or legal entity, including without limitation a joint venture, trust, association, joint stock company, unincorporated organization, corporation, limited liability company, partnership or a governmental entity (or any department, agency, or political subdivision thereof).

      "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Property" means any material interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.


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      "Purchase Price" has the meaning set forth in Section 2.5.

      "Purchaser Group" has the meaning given in Section 7.8.

      "Purchaser Indemnities" has the meaning given in Section 11.2.

      "Related Person" means an officer, director, shareholder or Affiliate of any Carnrite Party or any individual related by blood, marriage or adoption to any such individual.

      "Seller Indemnitees" has the meaning given in Section 11.2.

      "Subsidiary" has the meaning given in Section 3.21.

      "Tangible Personal Property" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by CARNRITE (wherever located), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

      "Tax" (or "Taxes") means all taxes of any kind whatsoever (whether payable directly or by withholding) assessed or imposed by any government or political subdivision thereof (foreign or domestic), including without limitation franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any taxing authority, duties, temporary or other import taxes, or penalties on unpaid or non-declared taxes.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning given in Section 11.5.

      Definitions Appearing Elsewhere in this Agreement. The terms used in this Agreement which are defined in (a) the preface of this Agreement, (b) the Witnesseth Section of this Agreement and (c) the further Sections of this Agreement shall have the respective definitions therein ascribed to them.

                                    ARTICLE 2
                                PURCHASE AND SALE

      SECTION 2.1 Membership Interests to Be Sold and Purchased. Subject to the terms and conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser and on the Closing Date Purchaser shall purchase, acquire and receive from Seller, all outstanding Carnrite Membership Interests, subject to the terms in this Agreement.


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      SECTION 2.2 Due Diligence. Purchaser shall have an opportunity to conduct a complete review of CARNRITE's books and records. The documents provided to Purchaser pursuant to this review are each listed on Exhibit 1.

      SECTION 2.3 Pre-Purchase Notifications. Each of Purchaser and the Carnrite Parties shall be responsible for the Fees and all costs and submission of all regulatory filings related to any required governmental or regulatory approvals, including but not limited to the Hart-Scott-Rodino Act and any other applicable U.S. laws and regulations. Seller shall cooperate with Purchaser to complete such filings or applications at the reasonable request of the Purchaser.

      SECTION 2.4 Purchase Price. The purchase price (the "Purchase Price") for the Carnrite Membership Interests will be made on the Closing Date as follows:

      Stock. The delivery through the transfer agent of 3,177,810 shares of stock in EPIC, issued as follows:

            Alan G. Carnrite (40% = 1,271,125. shares)
            Gillian A. Tilbury (12% = 381,337 shares)
            Lea Ann Robertson (12% = 381,337 shares)
            Rita L. Williams (12% = 381,337 shares)
            Sherri L. Herzig (12% = 381,337 shares)
            Carolyn N. Stortstrom (12% = 381,337 shares)

      SECTION 2.5 Executive Retention Program. At Closing, Purchaser shall deliver through the transfer agent of 1,673,034 shares of restricted stock in EPIC under the terms set forth in the respective Employment Agreements for each of Tilbury, Robertson, Williams, Herzig and Stortstrom, and as set forth in the Executive Coaching Agreement for A. Carnrite, the forms of which are attached hereto as Exhibit 2 and 3.

      SECTION 2.6 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Carnrite Membership Interests and all of the other closing deliveries required by Section 2.5 shall take place at a closing at the offices of Stibbs & Co., P.C. (the "Closing"). The date on which the Closing actually occurs shall be called the "Closing Date" as provided in
Section 2.6 and shall be the date of delivery of the items as provided in
Section 2.5 but in no event shall the Closing occur later than August 31, 2007. Purchaser, at its election, may extend this date for up to thirty (30) days.

      SECTION 2.7 Closing Deliveries. At the Closing, each of the following Parties shall deliver or cause to be delivered to the designated Party or Parties all of the following, and in the case of executed agreements, documents or instruments, in each case executed by the Party or a duly authorized representative of the Party on such Party's behalf;

     (a)  The Carnrite Parties shall deliver to Purchaser:

          (i) Endorsed membership interest certificates for 100% of the Carnrite Membership Interests;


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          (ii) A certificate of the appropriate  officer of CARNRITE  certifying
     resolutions   approving  and  authorizing   the  execution,   delivery  and
     performance by it of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement and the Ancillary Agreements;

          (iii) Individual Employment Agreements executed by CARNRITE, Tilbury, Robertson, Williams, Herzig and Stortstrom in substantially the form attached hereto as Exhibit 2 (the "Employment Agreements");

          (iv) An Executive Coaching Agreement, executed by CARNRITE and A. Carnrite, substantially in the form attached hereto as Exhibit 3 (the "Executive Coaching Agreement");

          (v) As requested by Purchaser, consents from third parties, including any governmental entity, landlord or other person material to the business of Carnrite and necessary, in the reasonable opinion of Purchaser, for the consummation by Purchaser of the transactions contemplated hereby; and

          (vi) All other items required to be delivered pursuant to the provisions of this Agreement.

     (b)  Purchaser shall deliver to Seller:

          (i) all items required to be delivered pursuant to the provisions of this Agreement; and

          (ii) A certificate of the appropriate officer of EPIC certifying resolutions approving and authorizing the execution, delivery and performance by it of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement and the Ancillary Agreements.

      SECTION 2.8 Trade Names. The Carnrite Parties expressly represent and warrant that the purchase of the Carnrite Membership Interests shall entitle Purchaser to have any and all rights in and to CARNRITE's trade or brand names "The Carnrite Group LLC" and variations thereof as used by CARNRITE since its formation (the "Name"). The Purchaser will continue to use the name "The Carnrite Group LLC" as the name for CARNRITE for a period of at least eighteen months after Closing, but may include as a by-line following the name "an EPiC company." Notwithstanding the above, at the end of the second year following the Closing, A. Carnrite and a senior representative of Purchaser will, at A. Carnrite's request, meet to discuss Purchasers' intended use of the Name for the forthcoming year. This process will continue each year until such time as Purchaser is no longer using the Name. Subject to the proviso at the end of this paragraph, prior to the end of the third year following the Closing, Purchaser will have the right to use the Name provided that A. Carnrite's consent will be


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required as to the form in which the Name is used, which consent will not be unreasonably withheld. Subject to the proviso at the end of this paragraph, after the end of the third year following the Closing, if, acting in good faith,
A. Carnrite reasonably believes that there is no significant economic advantage to the continued use of the Name by Purchaser beyond the end of the third year,
A. Carnrite may issue to Purchaser a written notice indicating A. Carnrite's desire that Purchaser discontinue using the Name (an "Objection Notice"). Notwithstanding the foregoing, if at any time after the second year following the Closing A. Carnrite, acting in good faith, reasonably believe that Purchaser' continued use of the Name beyond the end of the second year could be damaging to A. Carnrite's personal reputation, A. Carnrite may issue to Purchaser an Objection Notice.

      SECTION 2.9 Effective Date. The effective date of this transaction shall be March 28, 2007 ("Effective Date").

      SECTION 2.10. Recognition of Inducements to Purchase. The Carnrite Parties agree that their execution of and obligations under the Ancillary Agreements, including but not limited to the Employment Agreements, the Consulting Agreement and the Restricted Stock Agreements are material inducements and conditions to Purchaser's purchase of the Membership Interests under this Agreement, without which the Purchaser would not have entered into this Agreement.

      SECTION 2.11 Stock Certificate Legend. The certificates representing the shares issued pursuant to Section 2.4 shall contain the following legend: "RULE 144 RESTRICTION", and the certificates representing the shares issued pursuant to Section 2.5 hereof shall contain the following legend, which shall appear of the back of the certificates: "The shares represented by this certificate are subject to forfeiture in accordance with the provisions of the membership interest purchase agreement dated August 10, 2007 between Epic Energy Resources, Inc., and the members of The Carnrite Group, LLC." However, if any Carnrite Party desires to transfer his or her certificate evidencing the shares issues pursuant to Section 2.5 after March 28, 2009, Purchaser shall use its best efforts to cause its transfer agent to issue a certificate without the legend set forth in Section herein without any opinion of counsel requirement.

      SECTION 2.12 Tax Advice. Each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom have sought tax advice on the taxation issues with regard to this Agreement and the Ancillary Agreements, including but not limited to taxation of the purchase price consideration and the restricted shares granted under the Employment Agreements and the Coaching Agreement. Each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom have discussed Section 83(b) of the Internal Revenue Code with their tax advisor and understand the time frames therein and its effects.


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                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF A. CARNRITE, TILBURY,
                   ROBERTSON, WILLIAMS, HERZIG AND STORTSTROM


     As an inducement to Purchaser to enter into this Agreement, each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom jointly and severally represent and warrant to Purchaser that the statements contained in
Section 3.1 are correct and complete as of the Closing Date:

      SECTION 3.1 Existence and Good Standing.

      CARNRITE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. CARNRITE has all requisite power and authority to own, lease and operate its assets and to conduct its business as it is currently conducted, and is duly qualified to transact business as a foreign limited liability company and is in good standing in each jurisdiction in which its assets are owned, leased or operated by it or the nature of the operation of its business requires it to qualify to transact business as a foreign limited liability company. The jurisdictions in which CARNRITE is so qualified are set forth on Schedule 3.1 hereto.

      SECTION 3.2 Capitalization.

     (a) Ownership. The ownership of all of the membership interests in CARNRITE is accurately set forth in Schedule 3.2 hereto. All of the membership interests listed on Schedule 3.2 are duly authorized and has been issued in accordance with the terms of the Governing Documents of CARNRITE, and are fully paid and non-assessable. The Carnrite Membership Interests have been offered, issued, sold and delivered by CARNRITE in compliance with all applicable securities laws. The membership interests on Schedule 3.2 represent the only issued membership interests of CARNRITE. There are no (i) outstanding securities convertible or exchangeable into any equity interests of CARNRITE; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating CARNRITE to issue, transfer or sell any equity interests of CARNRITE; or (iii) voting trusts or other agreements or understandings to which CARNRITE is a party or by which CARNRITE is bound with respect to the voting, transfer or other disposition of any membership interest of CARNRITE. Except as set forth on
Schedule 3.2, CARNRITE is not a partner with, member of, or holder of any equity interest in any other Person. All of the membership interests of CARNRITE are held beneficially and of record by A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom as set forth on Schedule 3.2, free and clear of all Liens.

     (b) Due Authorization. CARNRITE has all requisite power and authority to execute, deliver and perform this Agreement and the documents to be delivered pursuant to the terms of this Agreement (the "Ancillary Agreements") to which it is a party and to consummate the transactions described in this Agreement and


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the Ancillary Agreements. The execution, delivery and performance by CARNRITE of this Agreement and the Ancillary Agreements to which it is a party and the consummation by CARNRITE of the transactions described in this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of CARNRITE, and no other company actions or proceedings on the part of CARNRITE are necessary to authorize the execution, delivery and performance by A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom of this Agreement and the Ancillary Agreements to which they are a party or the transactions described in this Agreement and the Ancillary Agreements. Each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom has all requisite legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which he or she is a party and to consummate the transactions described in this Agreement and the Ancillary Agreements. Each of the Carnrite Parties has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery of (assuming due execution and delivery thereof by all other Parties thereto) the Ancillary Agreements to which each of the Carnrite Parties is a party, shall constitute, legal, valid and binding obligations of each of the Carnrite Parties, enforceable against each of them in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws that affect creditors' rights generally; or (b) principles of equity, including legal or equitable limitations on the availability of specific remedies.

     (c) No Conflicts. Neither the execution and delivery of this Agreement by any Carnrite Party, nor the performance by any Carnrite Party of his, her or its obligations hereunder, will (i) violate any applicable statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Carnrite Party is subject (or, if applicable, any provision of his or its will, or other Governing Documents), (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which such Carnrite Party is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the assets of Carnrite. No Carnrite Party is subject to, or a party to, any contract, instrument or other commitment that would prevent the execution, delivery and performance by a Carnrite Party of this Agreement, each Ancillary Agreement and the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.2(c), neither the execution and delivery of this Agreement, Ancillary Agreements nor the consummation of the transactions contemplated hereby , directly or indirectly (with or without notice or lapse of time), (a) Breaches (i) any provision of any of the Governing Documents of CARNRITE or (ii) any resolution adopted by the Managers or Members of CARNRITE, (b) Breaches or gives any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any applicable Legal Requirement or any Order to which any Carnrite Party or any of its assets, is subject; (c) contravenes, conflicts with or results in a violation or breach of any of the material terms or requirements of, or gives any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Carnrite Party or that otherwise relates to any CARNRITE assets or to the business of CARNRITE;
(d) causes the Purchaser to be subject to, or to be liable for the payment of, any Tax not accrued for or reflected in the Financial Statements; (e) Breaches any provision of, or gives any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract to which any Carnrite Party is a party; or (f) results in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of CARNRITE's assets.

      (d) Securities Laws. The EPIC stock received by A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom pursuant to this Agreement is not being acquired with a view to, or intention of, distribution in violation of the Securities Act of 1933, as amended from time to time (the "Securities Act"), or any applicable state securities laws, and the EPIC stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws. Each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom is an "accredited investor" as that term is defined under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the EPIC stock. Each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom understands that the EPIC stock has not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom has had the opportunity to ask questions and receive answers concerning the terms and conditions of the EPIC stock and full access to such other information concerning Purchaser as he or she has requested.

      SECTION 3.3 Consents. Except as set forth in Schedule 3.3, no CARNRITE Party is required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement, the Ancillary Agreements, or the consummation or performance of any of the transactions contemplated hereby.

      SECTION 3.4 Accounts Receivable. All Accounts Receivable that are reflected on the Financial Statements or on the accounting records of CARNRITE as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by CARNRITE in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements (which reserves are adequate and calculated consistent with past practice). CARNRITE has received no notice of any contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of CARNRITE, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.4 contains a complete and accurate list of all Accounts Receivable as of the date of the Financial Statements, which list sets forth the aging of each such Account Receivable.


      SECTION 3.5 Financial Statements.

      (a) Schedule 3.5 contains a true and correct copy of an unaudited balance sheet in all material respects of CARNRITE at August 10, 2007, and the related statements of income, members' equity and cash flows for the period then ended (the "Financial Statements"). Except as noted on Schedule 3.5 or in the Financial Statements and except for normal year-end adjustments, the Financial Statements are in all material respects complete and correct, were prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of CARNRITE at the respective dates thereof and the operating income of CARNRITE for the respective periods then ended. CARNRITE agrees to send all year to date financials through the Closing Date to Purchaser as soon as they have been prepared.

      (b) CARNRITE has no debt except as set forth in the Financial Statements.

      (c) CARNRITE has no off-balance sheet financing statements, as determined in accordance with GAAP except as set forth on Schedule 3.5.

      SECTION 3.6 [Intentionally Deleted]

      SECTION 3.7 Real Property. Schedule 3.7 lists and describes briefly all real property leased or subleased to CARNRITE. CARNRITE has delivered to the Purchaser correct and complete copies of the leases and subleases listed in
Schedule 3.7, each as amended to date. With respect to each lease and sublease listed in Schedule 3.7, and any amendment thereto:

     (a) the lease or sublease, and any amendment thereto, is legal, valid, binding, enforceable, and in full force and effect;

     (b) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights in general and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought;

     (c) no party to the lease or sublease is in material Breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material Breach or default or permit termination, modification, or acceleration thereunder;

     (d) no party to the lease or sublease has repudiated any provision thereof;

     (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

     (f) with respect to each sublease, CARNRITE has not taken any action that would cause the representations and warranties set forth in this Agreement to be untrue or incorrect with respect to the underlying lease;

     (g) CARNRITE has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

     (h) to the extent approval of any Governmental Body has been required in connection with CARNRITE's operation of a property it leases or subleases, CARNRITE has received all required approvals and has operated and maintained, and conducted its operations on, the leased or subleased properties in accordance with applicable laws, rules, and regulations; and

     (i) all facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities.

      SECTION 3.8 Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.8, since its formation, CARNRITE has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) change in CARNRITE's authorized or issued membership interests, grant of any option or right to purchase membership interests in CARNRITE or issuance of any security convertible into such membership interest;

     (b) amendment to the Governing Documents of CARNRITE;

     (c) payment (except in the Ordinary Course of Business) or increase by CARNRITE of any bonuses, salaries or other compensation to any member, manager, director, officer or employee or entry into any employment, severance or similar Contract with any member, director, officer or employee;

     (d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

     (e) damage to or destruction or loss in excess of $20,000.00 to any asset of CARNRITE, whether or not covered by insurance;

     (f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which CARNRITE is a party, or (ii) any Contract or transaction involving a total remaining commitment by CARNRITE of at least $20,000.00;

     (g) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any material asset or property of CARNRITE (including the Intellectual Property assets) or the creation of any Encumbrance on any asset;

     (h) cancellation or waiver of any claims or rights with a value to CARNRITE in excess of $10,000.00;

     (i) notification by any material customer or supplier of discontinuance of or changes to the terms of its relationship with CARNRITE;

     (j) Material Change in the accounting methods used by CARNRITE;

     (k) Material Contract by CARNRITE to do any of the foregoing; or

     (l) Material violation of any Environmental Law.

     SECTION 3.9 No Material Change. Except as set forth in Schedule 3.9, since its formation, there has not been any Material Change in the business, assets, liabilities (contingent or otherwise), results of operations or financial condition, of CARNRITE, and to the knowledge of the Carnrite Parties, no event has occurred or circumstance exists that may result in such a Material Change.

      SECTION 3.10  Litigation.

     (a) Except as set forth in Schedule 3.10, there is no pending or threatened
Proceeding:

          (i) by or against CARNRITE, or by or against A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom that otherwise relates to or may materially adversely affect the business of, or any of the assets owned or used by, CARNRITE; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated herein.

     (b) No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. CARNRITE has delivered to the Purchaser copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.10. Except as set forth on Schedule 3.10, there are no other Proceedings listed or required to be listed in Schedule 3.10 that could have a material adverse effect on the business, operations, assets, condition or prospects of CARNRITE.

     (c) Except as set forth in Schedule 3.10:

          (i) there is no Order to which CARNRITE, its businesses or any of its assets are subject; and

          (ii) no member, manager, officer, director, agent or employee of CARNRITE is subject to any Order that prohibits such member, manager, officer, director, a ent or employee from engaging in or continuing any conduct, activity or practice relating g to the business of CARNRITE.

     (d) Except as set forth in Schedule 3.10:

                  (i) To the knowledge of the Carnrite Parties, CARNRITE is, and, at all times since its formation, has been in compliance with all of the terms and requirements of each Order to which its assets is or has been subject;

                  (ii) To the knowledge of the Carnrite Parties, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which CARNRITE's assets are subject; and

                  (iii) CARNRITE has not received, at any time since its
            formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order to which CARNRITE or any of CARNRITE's assets is or has been subject.

     SECTION 3.11  Intellectual Property.

     (a) All of the Intellectual Property necessary to operate CARNRITE's business is set forth on and, except as set forth on Schedule 3.11, is vested in and beneficially owned by CARNRITE free and clear of any Encumbrance. Except as disclosed in Schedule 3.11, CARNRITE has no Intellectual Property registered with any Governmental Body. Except as set forth in Schedule 3.11, CARNRITE has not granted any license under any of the Intellectual Property to any other Person.

     (b) Except as set forth in Schedule 3.11, CARNRITE does not require a license or right under or in respect of any intellectual property of any other Person to conduct its business as it is presently conducted and no substantial part of the business is carried on under the agreement or consent of any other Person nor is there any agreement with any other Person which significantly restricts the fields in which CARNRITE business may be carried on.

     (c) No disclosure has been made to any Person of the know-how or financial or trade secrets of CARNRITE, except properly and in the Ordinary Course of Business and on condition that such disclosure is to be treated as being of a confidential nature.

     (d) Except as set forth on Schedule 3.11 none of the processes currently used by CARNRITE or any of the properties, products or services currently sold by CARNRITE or any Intellectual Property materially infringes the intellectual property rights of any other Person; and (ii) neither CARNRITE nor Seller has received any notice of adverse claim or threat of adverse claim by any Person with respect thereto, and to the knowledge of the Carnrite Parties, no basis exists for any such claim.

      SECTION 3.12      Contracts.

     (a) Schedule 3.12(a) contains an accurate and complete list, and CARNRITE has delivered to Purchaser accurate and complete copies, of:

            (i) each Contract between CARNRITE and a Related Party;

            (ii) each Contract that involves performance of services or delivery of goods or materials by CARNRITE or to CARNRITE, as the case may be, of an amount or value in excess of $20,000.00;

            (iii) each Contract that involves performance of services or delivery of goods or materials by CARNRITE or to CARNRITE that is not cancelable with no more than 90 days notice;

            (iv) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of CARNRITE in excess of $20,000.00;

            (v) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000.00 and with a term of less than one year);

            (vi) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

            (vii) each Contract (however named) involving a sharing of profits, losses, costs or liabilities by CARNRITE with any other Person;

            (viii) each Contract containing covenants that in any material way purport to restrict CARNRITE's business activity or limit the freedom of CARNRITE to engage in any line of business or to compete with any Person;

            (ix) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or services;

            (x) each power of attorney of CARNRITE that is currently effective and outstanding;

            (xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by CARNRITE to be responsible for consequential damages;

            (xii) each Contract for capital expenditures in excess of $10,000.00;

            (xiii) each Contract not denominated in U.S. dollars;

            (xiv) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by CARNRITE other than in the Ordinary Course of Business; and

            (xv) each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     (b) Except as set forth in Schedule 3.12(b), other than in the Ordinary Course of Business each of the Carnrite Parties and each of their Affiliates do not have or may not acquire any rights under any Contract of CARNRITE or to any of CARNRITE's assets.

     (c) Except as set forth in Schedule 3.12(c):

            (i) unless completed in the Ordinary Course of Business or discharged due to the bankruptcy of a party thereto, each Contract identified or required to be identified in Schedule 3.12(c) is in full force and effect and is valid and enforceable in accordance with its terms;

            (ii) no Contract identified or required to be identified in Schedule 3.12(c) is subject to cancellation or termination as a result of the transactions conducted in the Ordinary Course of Business contemplated herein; and

            (iii) no Contract identified or required to be identified in
      Schedule 3.12(c) will upon completion or performance thereof have a material adverse effect on CARNRITE.

     (d) Except as set forth in Schedule 3.12(d):

            (i) CARNRITE has, and at all times since its formation, has been, in compliance with all material applicable terms and requirements of each material Contract to which CARNRITE is a party;

            (ii) each other Person that has or had any obligation or liability under any material Contract to which CARNRITE is a party is, and at all times since its formation, has been, in full compliance with all material applicable terms and requirements of such Contract;

            (iii) the Carnrite Parties have no knowledge of any event that has occurred or circumstance existing that (with or without notice or lapse of time) contravenes, conflicts with or results in a Breach of, or gives CARNRITE or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which CARNRITE is a Party;

            (iv) other than in the Ordinary Course of Business, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of CARNRITE's assets; and

            (v) CARNRITE has not given to or received from any other Person, at any time since its formation, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any material Contract to which CARNRITE is a Party.

      (e) Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to CARNRITE under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

      (f) Each Contract relating to the sale, design, manufacture or provision of products or services by CARNRITE has been entered into in the Ordinary Course of Business of CARNRITE and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any applicable Legal Requirement.

      SECTION 3.13 Customers and Suppliers. Except as set forth in Schedule 3.13, since its formation, no supplier, customer, distributor or third party sales representative has canceled or otherwise terminated, or given notice of intent to cancel or otherwise terminate, for any reason, its relationship with CARNRITE.

      SECTION 3.14      Employee Benefit Plans.

     (a) Set forth in Schedule 3.14(a) is a complete and correct list of all "employee benefit plans" (foreign or domestic) as defined by Section 3(3) of ERISA or otherwise, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, savings plans (registered or non-registered) severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by CARNRITE or any other corporation or trade or business controlled by, controlling or under common control with CARNRITE (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA)" ("ERISA Affiliate") or has been maintained or contributed to since formation by CARNRITE or any ERISA Affiliate, or with respect to which CARNRITE or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of CARNRITE or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Schedule 3.14(a) identifies as such any Employee Plan that is (w) "a "Defined Benefit Plan" (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) "a "Multiemployer Plan" (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.14(a) is a complete and correct list of all ERISA Affiliates of CARNRITE since formation.

     (b) CARNRITE has delivered to the Purchaser true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of CARNRITE or any ERISA Affiliate);
(ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the U.S. Internal Revenue Service ("IRS"), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation" ("PBGC") or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by each of CARNRITE or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan;
(vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

     (c) Except as disclosed in Schedule 3.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan that is a Defined Benefit Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. CARNRITE is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 3.14(c) in a manner consistent with the Statement of Financial Accounting Standards No. 87. CARNRITE has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

      (d) Except as disclosed in Schedule 3.14(d), no Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan. The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a Reportable Event as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC. CARNRITE has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

      (e) Neither CARNRITE nor any ERISA Affiliate has any liability and the transactions contemplated hereby will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Sections 302(f) of ERISA or
Section 412(n) of the Code, (iii) for any interest payments required under
Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

      (f) CARNRITE has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

      (g) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither CARNRITE nor any Fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other applicable Legal Requirement with respect to the Employee Plans have been appropriately given.

      (h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and there are no circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code. CARNRITE is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

      (i) There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither CARNRITE nor any Fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CARNRITE or Purchaser to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated hereby will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

      (j) CARNRITE has maintained workers' compensation coverage as required by applicable state, provincial, or territorial law through purchase of insurance and not by self-insurance, other than typical deductibles, or otherwise except as disclosed to Purchaser on Schedule 3.14(j).

      (k) Except as required by applicable Legal Requirements, the consummation of the transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of CARNRITE. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

      (l) Except for the continuation coverage requirements of COBRA, CARNRITE has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

      (m) None of the transactions contemplated hereby will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of CARNRITE promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made by CARNRITE to any employee or former employee of CARNRITE concerning the employee benefits of the Purchaser.

      (n) With respect to any Employee Plan that is a "multiemployer pan" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan"), and any other Multiemployer Plan to which CARNRITE has at any time had an obligation to contribute:

          (i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

          (ii) CARNRITE would not be subject to any withdrawal  liability  under
     Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, CARNRITE was to engage in a "complete withdrawal" (as defined in ERISA
     Section 4203) or a "partial withdrawal" (as defined in ERISA Section 4205) from such Multiemployer Plan.

      (o) All Employee Plans of CARNRITE have been duly registered, where required, and are in good standing under all applicable legislation (foreign or domestic) and all required employer contributions under any such plan(s) or policies have been made and no past service funding liabilities exist thereunder.

      SECTION 3.15      Compliance with Law.

     (a) Except as set forth in Schedule 3.15(a),

          (i) CARNRITE is, and at all times since its formation, has been, in full compliance with each applicable Legal Requirement that is or was applicable to them or to the conduct or operation of its business or the ownership or use of any of its assets in all material respects;

          (ii) The Carnrite Parties have no knowledge of an event that has occurred or a circumstance that exists that (with or without notice or lapse of time) (A) constitutes or results in a violation by CARNRITE of, or a failure on the part of CARNRITE to comply with, any applicable Legal Requirement or (B) gives rise to any material obligation on the part of CARNRITE to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature; and

          (iii) CARNRITE has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of CARNRITE to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

      (b) Schedule 3.15(b) contains a complete and accurate list of each Governmental Authorization that is held by CARNRITE or that otherwise relates to CARNRITE business or its assets. Each Governmental Authorization needed by CARNRITE for the conduct of its business is valid and in full force and effect. Except as set forth in Schedule 3.15(b):

          (i) CARNRITE is, and at all times since its formation has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in
     Schedule 3.15(b);

          (ii) The Carnrite Parties have no knowledge of any event that has occurred or circumstance that exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization needed by CARNRITE for the conduct of its business;

          (iii) CARNRITE has not received, at any time since its formation, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations necessary of the conduct of CARNRITE business have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

      (c) To the best of the Carnrite Parties' knowledge, the Governmental Authorizations listed in Schedule 3.15(b) collectively constitute all of the Governmental Authorizations necessary to permit CARNRITE to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit CARNRITE to own and use its assets in the manner in which they currently own and use such assets.

      SECTION 3.16      Taxes.

      (a) Tax Returns Filed and Taxes Paid. CARNRITE has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by CARNRITE are true, correct and complete. The Carnrite Parties have paid, or made provision for the payment of, all Taxes for which they are responsible that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by CARNRITE, except such Taxes, if any, as are listed in Schedule 3.16(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. Except as provided in Schedule 3.16(a), CARNRITE is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Body in a jurisdiction where CARNRITE does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets that arose in connection with any failure to pay any Tax, and no claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

      (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Carnrite has delivered or made available to Purchaser copies of, and
Schedule 3.16(b) contains a complete and accurate copy of, all federal, state, provincial, territorial, local, and foreign income Tax Returns of CARNRITE (other than Tax Returns for sales and use taxes) filed since its formation.
Schedule 3.16(b) contains a complete and accurate list of all audits and pending Tax disputes. No Carnrite Party has received notice of any undisclosed deficiencies to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith. CARNRITE has delivered, or made available to Purchaser, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.16(b), no Governmental Body has assessed any additional taxes for any period for which Tax Returns have been filed. Except as provided in Schedule 3.16(b), has no notice of any dispute or claim concerning any Taxes of CARNRITE claimed or raised by any Governmental Body. Except as described in Schedule 3.16(b), CARNRITE has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of CARNRITE or for which CARNRITE may be liable.

      (c) Post-Closing Tax Liabilities. The unpaid Taxes of CARNRITE (i) did not, as of the Closing Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements and (ii) do not exceed that reserve as adjusted for passage of time through the Closing Date in accordance with the past custom and practice of CARNRITE in filing its past Tax Returns. Except as disclosed in Schedule 3.16(c), there exists no proposed tax assessment or deficiency against CARNRITE. Since the date of the Financial Statements, CARNRITE has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

      (d) Transactions Affecting Post-Closing Tax Years. Other than in the Ordinary Course of Business consistent with past custom and practice, CARNRITE will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Code Section 7121 (or any corresponding provision or similar provision of federal, state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

      (e) Specific Potential Tax Liabilities and Tax Situations.

            (i) Withholding. All Taxes that CARNRITE is or was required by applicable Legal Requirements to withhold, deduct or collect prior to the Closing have been duly withheld, deducted and collected and, to the extent required, will be paid to the proper Governmental Body or other Person.

            (ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by CARNRITE.

            (iii) Consolidated Group. CARNRITE (i) has not been a member of an Affiliated Group (or any similar group defined under a similar provision of federal, state, local or foreign law) and (ii) has no liability for Taxes of any person (other than CARNRITE) under ss.1.1502-6 of the

      Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

            (iv) Listed Transactions. CARNRITE has not participated in a transaction that has been specifically identified by the IRS as a "listed" transaction for purposes of ss.1.6011-4(b) of the Treasury Regulations and has not disclosed any transactions to the IRS under any penalty amnesty program.

            (v) Golden Parachute Agreements. CARNRITE is not a party to any agreement, contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of federal, state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

            (vi) Arrangement Constituting a Partnership. Other than as pertains to the operation of a limited liability company, CARNRITE is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal or applicable state income tax purposes or for any other Tax purposes.

            (vii) Tax Attributes. Schedule 3.16(e)(vii) sets forth the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to CARNRITE as of the Closing Date.

            (viii) Substantial Understatement Penalty. CARNRITE has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

      SECTION 3.17      Insurance

      (a) CARNRITE has delivered to Purchaser:

            (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which CARNRITE is a party or under which CARNRITE is or has been covered at any time since its formation, a list of which is included in Schedule 3.17(a);

            (ii) accurate and complete copies of all pending applications by CARNRITE for policies of insurance; and

            (iii) any statement by the auditor of CARNRITE's Financial Statements or any consultant or risk management advisor with regard to the adequacy of CARNRITE coverage or of the reserves for claims.

      (b) Except as set forth in Schedule 3.17(b), CARNRITE:

            (i) does not have any self-insurance arrangement, other than typical deductibles, by or that involves CARNRITE, including any reserves established thereunder;

            (ii) does not have any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk; and

            (iii) has complied with all obligations to provide insurance coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

      (c) Except as set forth in Schedule 3.17(c),:

            (i) all policies of insurance to which CARNRITE is a party or that provide coverage to CARNRITE:

                  a) are valid, outstanding and enforceable; and

                  b) are issued by an insurer that is reputable;

            (ii) With respect to any policy of insurance, CARNRITE has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

            (iii) With respect to any policy of insurance that involves CARNRITE, CARNRITE has paid or caused to be paid, all premiums due, and has otherwise performed all of its material obligations, under each such policy of insurance to which it is a party or that provides coverage to CARNRITE; and

            (iv) With respect to any policy of insurance, CARNRITE has given notice to the insurer of all known claims that may be insured thereby.

      SECTION 3.18  Environmental Laws and Regulations.
                    ----------------------------------

      (a) Except as set forth in Schedule 3.18:

            (i) CARNRITE is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law. CARNRITE has not received, nor has any other Person for whose conduct CARNRITE is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which CARNRITE has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by CARNRITE or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

            (ii) There are no pending or threatened claims, Encumbrance, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which CARNRITE has or had an interest.

            (iii) CARNRITE does not expect, nor has any other Person for whose conduct CARNRITE is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which CARNRITE has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by CARNRITE or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

            (iv) Neither CARNRITE nor any other Person for whose conduct CARNRITE is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal or mixed) in which CARNRITE has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

            (v) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither CARNRITE nor any Person for whose conduct CARNRITE is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any

      Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which CARNRITE has or had an interest except in full compliance with all applicable Environmental Laws.

            (vi) There has been no Release or threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which CARNRITE has or had an interest, or any geologically or hydrologically adjoining property, whether by CARNRITE or any other Person.

            (vii) CARNRITE has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by CARNRITE pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by CARNRITE or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

      SECTION 3.19 Products and Services. Schedule 3.19 sets forth all claims asserted or threatened at any time since its formation against CARNRITE in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by CARNRITE, and all warranty claims with respect to any single product with a value, individually or in the aggregate, in excess of $5,000.00.

      SECTION 3.20 Governmental Authorizations. Except as set forth in Schedule 3.20, the applicable Governmental Authorizations are all in full force and effect and constitute, to the best of the Carnrite Parties' knowledge, all of the governmental approvals, permits and licenses that are necessary to carry on and conduct the business and its operations as presently conducted. CARNRITE is not in material violation of or default under any of the applicable Governmental Authorizations, is not in violation of any judgment, order, writ, injunction or decree of any court or administrative agency issued against it and relating to the conduct of the business, and is not in material violation of any statute, law, ordinance, rule or regulation applicable to the conduct of the business.

      SECTION 3.21 Subsidiaries. All subsidiaries of CARNRITE, whether wholly or partially owned, and their jurisdiction of organization are listed on Schedule
3.21 (the "Subsidiaries"). Except for the capital stock of, or ownership interests in the Subsidiaries, CARNRITE does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association or other form of business entity.

      SECTION 3.22 Brokers and Finders. Neither CARNRITE nor any of CARNRITE's managers, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions contemplated by this Agreement.

      SECTION 3.23  Disclosure.

      (a) No representation or warranty or other statement made by any Carnrite Party in this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any material untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

      (b) No Carnrite Party has knowledge (whether actual or constructive) of any fact that has specific application to CARNRITE (other than general economic or industry conditions) and that may materially, adversely affect the assets, liabilities, business, financial condition or results of operations of CARNRITE that has not been set forth in this Agreement.

      SECTION 3.24 Books and Records. The books of account and other financial records of CARNRITE, all of which have been made available to the Purchaser, are complete and correct in every material way and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

      SECTION 3.25      Condition of Facilities.

      (a) Use of the real property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to "permitted nonconforming" use or structure classifications. To the best of the Carnrite Parties knowledge, all improvements to real property leased by CARNRITE or otherwise used in the Ordinary Course of Business by CARNRITE are in compliance with all applicable Legal Requirements, including those pertaining to zoning and building, and are accepted as is. To the best of the Carnrite Parties' knowledge, no part of any improvement encroaches on any real property not leased by CARNRITE. To the best of CARNRITE's knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of CARNRITE.

      (b) All Tangible Personal Property used in CARNRITE's business is in the possession or subject to the control of CARNRITE.

     SECTION 3.26 No Undisclosed Liabilities. Except as set forth in Schedule 3.26, CARNRITE has no Liability except for Liabilities reflected or reserved against in the Financial Statements and Current Liabilities incurred in the Ordinary Course of Business of CARNRITE since the date of the Financial Statements.

      SECTION 3.27  Employees.

     (a) Schedule 3.27(a) contains a complete and accurate list of the following information for each key employee of CARNRITE, as designated in writing by Purchaser, including each employee on leave of absence or layoff status: name; job title; date of hire; current compensation paid or payable and any change in compensation since formation of the Company; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

     (b) CARNRITE has no retired employees except as set forth on Schedule 3.27(b).

     (c) Schedule 3.27(c) contains a complete and accurate list of the following information for each such employee of CARNRITE who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by CARNRITE, since formation of CARNRITE: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned. There are no warnings or disciplinary action currently outstanding against, or since formation of CARNRITE, issued to or taken against, any employee of CARNRITE.

      (d) CARNRITE has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local applicable Legal Requirement.

      (e) No member, manager, officer, director, employee or contractor of CARNRITE is bound by any Contract that purports to limit the ability of such officer, director, employee, or contractor to engage in or continue or perform any conduct, activity, duties or practice. No former or current employee of CARNRITE is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, the ability of CARNRITE or the Purchaser to conduct the business as heretofore carried on by CARNRITE.

      (f) The employees of CARNRITE are not entitled to payment for any accrued but unused vacation time, except upon termination.

      (g) Except as disclosed in Schedule 3.27(g), CARNRITE has not, since its formation, directly or indirectly, made any increase in the compensation or other benefits payable or to become payable to their employees or any of them, other than general salary increases in the ordinary course of business, consistent with past practice, or any increase in the compensation or other benefits payable or to become payable to any member, manager, officer or director or any increase in the benefits provided under any of its pension plans or other employee benefit plans.

      (h) Schedule 3.27(h), accurately sets out as of the date hereof, the names, current salaries and job descriptions and lengths of employment with CARNRITE and any predecessor corporation, and the dates and the amounts of the most recent increases in salaries, of all individuals who are employed by

CARNRITE at such date on a full or part-time basis. Except as set out in
Schedule 3.27(h), CARNRITE is not a party to and are bound by any:

            (i) written contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services;

            (ii) oral contract or commitment for the employment of any employee, officer or agent, whether contracts of service or contracts for services, except for contracts of indefinite hire terminable by the respective company without cause on reasonable notice;

            (iii) contract or collective agreement with or commitment to any labor union or employee association and CARNRITE has not conducted negotiations with respect to any future such contracts or commitments and there are no current or threatened attempts to organize or establish any labor union or employee association with respect to CARNRITE, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

                  a) holds bargaining rights with respect to any of the employees CARNRITE by way of certification, interim certification, voluntary recognition, designation or successor rights; or

                  b) has applied to be certified as the bargaining agent of any of the employees of CARNRITE.

            (iv) bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance or similar plan or practice, formal or informal, or policy with respect to any of their employees or others.

      (i) There are no allegations with respect to CARNRITE of unfair labor practices.

      (j) Except as disclosed in Schedule 3.27(j), no employee of CARNRITE is on lay off, leave of absence, maternity or disability leave. Schedule 3.27(j) sets forth the terms of such lay off, leave of absence, maternity or disability leave.

      (k) Except as disclosed in Schedule 3.27(k), CARNRITE does not owe any material obligations to former employees.

      (l) Except as disclosed in Schedule 3.27(l), there are no independent contractors engaged by CARNRITE.

      (m) All plans and policies listed in Schedule 3. 14(a) have been duly registered where required by, and are in good standing under, all applicable legislation (foreign or domestic), and all required employer contributions under any such plans or policies have been made and no past service funding liabilities exist thereunder.

      (n) The amount of salaries, pensions, bonuses, and other remuneration and fringe benefits of any nature, including vacation pay, severance pay and unpaid earned wages of the directors, officers and employees of CARNRITE as of the Closing Date have been paid in full or accrued and there is no outstanding overdue assessment, order, certificate, lien or judgment regarding employment of any jurisdiction (foreign or domestic) in which CARNRITE carries on business or have employees. All employer obligations of CARNRITE with respect to the directors, officers and employees of CARNRITE for withholding tax, any pension plan, workers' compensation premiums, contributions or remittances of any kind in all material respects which are then due, have been paid in full or accrued as of the Closing Date.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Carnrite Parties that the statements contained in this Article 5 are correct and complete as of the Closing Date:

      SECTION 4.1 Incorporation, Authority and Binding Obligation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Colorado and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been or will be duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except in the event of Purchaser's bankruptcy, receivership, insolvency, or assignment for the benefit of creditors. Except as otherwise provided herein, the Purchaser is not required give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

      SECTION 4.2 No Conflict. The execution, delivery and performance of this Agreement by Purchaser does not and will not: (a) violate or conflict with the certificate of incorporation or bylaws Governing Documents of Purchaser; (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser; or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any material assets or properties to which Purchaser is a party or by which any of its respective material assets or properties is bound or affected.

      SECTION 4.3 Consents and Approvals. Purchaser shall obtain any required consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority with respect to Purchaser, except: (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay Purchaser from performing any of its material obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to Seller.

      SECTION 4.4 Brokers. Any broker, finder or investment banker who may be entitled to brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates will be compensated by the Purchaser.

      SECTION 4.5 Reliance. In determining whether to purchase Carnrite Membership Interests, Purchaser has relied solely upon the warranties and representations of The Carnrite Parties contained in this Agreement, the Ancillary Documents and any documents required to be delivered in connection therewith and Purchaser's own due diligence.

      SECTION 4.6 Material Matters. Purchaser has sought representations of the Carnrite Parties that cover all material matters that do not, by their nature create the possibility of a material omission.

      SECTION 4.7 Due Diligence. Purchaser has performed a sufficient and duly diligent investigation of the Carnrite Parties to assure itself of the propriety and fairness of the transaction. Purchaser is not aware of any material matter, document, or otherwise, that has been unreasonably retained or undisclosed by the Carnrite Parties pertaining to Purchasers performance of its due diligence investigation.

                                   ARTICLE 5
                              ADDITIONAL COVENANTS

      SECTION 5.1 Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to CARNRITE and such information is in the possession of the other party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

      SECTION 5.2 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws.

     (a) Neither CARNRITE nor its employees, agents or representatives has, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of $100.00 in the aggregate to any one individual in any year) to:

          (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

          (ii) any political party or official thereof;

          (iii) any candidate for political or political party office; or

          (iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

     (b) Except as set forth in Schedule 5.2 (b), CARNRITE has made all material payments to third parties by check, by credit card or by wire transfer to such third party in the country in which the work was performed.

     (c) Each material transaction is properly and accurately recorded on the books and records of CARNRITE in all material respects, and each document upon which entries in CARNRITE's books and records are based is complete and accurate in all material respects. CARNRITE maintains no off-the-books accounts and that CARNRITE's assets are used only in accordance with CARNRITE's management directives.

     (d) CARNRITE has at all times been in compliance with all applicable Legal Requirements relating to export control and trade embargoes. No product sold or service provided by CARNRITE since its formation has been directly sold to or performed in or on behalf of Cuba, Iraq, Iran, Ivory Coast, Libya, North Korea, Rwanda, Sudan, or Syria.

      (e) Except as set forth in Schedule 5.2 (e), CARNRITE has not violated the antiboycott prohibitions contained in 50 U.S.C. ss. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. Except as set forth in Schedule 5.2(e), since its formation, CARNRITE has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Contract under which a product has been sold directly to customers in Bahrain, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates or the Republic of Yemen.

      SECTION 5.3 Relationships with Related Persons. Except as described in
Schedule 5.4, no Related Person has or has had, any interest in any Property used in or pertaining to CARNRITE's business. Neither CARNRITE nor any Related Person owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with CARNRITE other than business dealings or transactions disclosed in Schedule 5.3, each of which has been conducted in the Ordinary Course of Business with CARNRITE at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with CARNRITE with respect to any line of the products or services of CARNRITE (a "Competing Business") in any market presently served by CARNRITE, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except to the extent set forth on Schedule 5.3, no Related Person is a party to any Contract with, or has any claim or right against, CARNRITE.

      SECTION 5.4 Title to Assets. CARNRITE has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Financial Statements or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances or properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.

            (i) As used herein, the term "Permitted Encumbrances" shall include the following:

            (ii) liens for taxes, assessments or governmental or quasi-governmental charges that are not yet delinquent;

            (iii) Encumbrances reflected in the Financial Statements or created in the Ordinary Course of Business subsequent to the date of the Financial Statements;

            (iv) Encumbrances disclosed in Schedule 5.4;

            (v) zoning ordinances, conservation restrictions, building codes and all other statutes, regulations and administrative enactments of any federal, state or governmental or public authority having jurisdiction over the property affected thereby;

            (vi) any matters to which a real property lease is subject or subordinate;

            (vii) Encumbrances that will be released or satisfied at Closing, pursuant to the terms of this Agreement; and

            (viii) Encumbrances that do not, individually or in the aggregate, materially interfere with the present use by the Companies of the real property subject thereto or affected thereby.

      SECTION 5.6 Retention of Current Office Location. Purchaser will cause CARNRITE to continue to honor CARNRITE's current Lease dated 4/18/2007 of 219 West 11th Street, Houston, Texas, 77008 for the remainder of the initial term of the Lease, which will expire May 1, 2009, and shall not cause or cause to occur any change that materially affects Tilbury's, Robertson's, Williams', Herzig's and Stortstrom's ability to work form home in substantially the same manner as occurring immediately prior to the Closing hereof.

                                   ARTICLE 6
                             POST-CLOSING COVENANTS

      The Parties agree as follows with respect to the period following the Closing.

      SECTION 6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including compliance with any foreign or domestic regulatory requirements), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as a Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under the terms herein). The Carnrite Parties acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to CARNRITE. After Closing, the Carnrite Parties shall have access, at all reasonable times, upon written notice to Purchaser, to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to CARNRITE matters occurring prior to Closing at their sole cost and expense, and such records shall not be destroyed prior to the expiration of five years following the Closing Date, unless otherwise agreed by the Parties.

      SECTION 6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving CARNRITE, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the terms set out below).

      SECTION 6.3 Tax Matters, Generally. The following provisions shall govern the allocation of responsibility as between the Parties for certain tax matters following the Closing Date:

      A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom shall defend and indemnify CARNRITE and the Purchaser and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of CARNRITE for all taxable periods ending on or before the Effective Date. The Purchaser and CARNRITE shall be responsible for and shall defend, indemnify and hold A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom harmless from all Taxes (or the non-payment thereof) of CARNRITE for all Taxes resulting from any action taken by the Purchaser or CARNRITE after the Effective Date (including, without limitation, actions taken outside the Ordinary Course of Business and occurring on the Closing Date), unless such action is taken by the Purchaser or CARNRITE to amend or correct the underpayment of Tax in a Tax Return for a taxable period occurring on or prior to the Effective Date or results from a breach of a representation or warranty by Purchaser relating to same.

      SECTION 6.4 Confidentiality. All information related to this Agreement and the transaction proposed in this Agreement as well as all other confidential and/or proprietary information relating to the Intellectual Property Rights are hereinafter referred to as "Confidential Information." The existing Confidentiality Agreement dated July 20, 2007 is attached as Exhibit 4. The Carnrite Parties will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement, and after the Closing Date deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Notwithstanding the above, the Carnrite Parties are entitled to maintain such Confidential Information that it reasonably needs, in its sole discretion, to respond to a Governmental Body or to carry out any of its obligations under this Agreement. In the event that the Carnrite Parties are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that the Carnrite Parties will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, the Carnrite Parties are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Carnrite Parties may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Carnrite Party shall use its commercially reasonable best efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. Notwithstanding the foregoing, the existing Confidentiality Agreement by and between the Carnrite Parties and Purchaser, attached hereto as Exhibit 4, shall remain in full force and effect except that any and all obligations arising under that Confidentiality Agreement shall remain in effect for the longer of any period established in the Confidentiality Agreement or three years from the date of this Agreement. In addition, the Parties represent and warrant that the annexes, if any, attached to the Confidentiality Agreement are accurate and complete and will be updated as required by the Confidentiality Agreement. These Confidentiality obligations are subject to the provisions of this Agreement.

      SECTION 6.5 Deceptive Trade Practices Act Waiver. The Parties hereby waive the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), of the Texas Business Assets and Commerce Code. To evidence their ability to grant such waiver, the Parties hereby represent and warrant that they: (a) are in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) have assets of $5,000,000.00 or more according to their most recent financial statements prepared in accordance with generally accepted accounting principles, (c) have knowledge and experience in financial and business matters that enable them to evaluate the merits and risks of the transaction contemplated hereby, and (d) are not in a significantly disparate bargaining position.

      SECTION 6.6 Risk of Loss. Risk of loss for each of CARNRITE's assets shall be borne by CARNRITE until the Closing Date.

      SECTION 6.7 Purchaser Payments. Purchaser shall pay to Carnrite Consolidated Business Enterprises Ltd within 30 days from the date of Closing the remaining balance (as shown on the Financial Statements) owed by CARNRITE on the Demand Note dated May 9, 2007 with CARNRITE as Maker thereon. Purchaser shall use its best commercially reasonable efforts to remove from the Compass Bank line of credit of CARNRITE (as shown on the Financial Statements) all guarantees of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom within 30 days of the Closing Date.

                                   ARTICLE 7
                               SALES AND USE TAXES

       The Carnrite Parties will be responsible for the payment of any and all sales or use Taxes (if any) that may be incurred by the Carnrite Parties in connection with the sale of the Carnrite Membership Interests contemplated by this Agreement. Each of Purchaser and the Carnrite Parties agree to cooperate in minimizing the amount of any such sales or use taxes, determining the amount of such sales and use taxes that may be payable (if any) and in the filing of all necessary documentation and all Tax returns, reports and forms ("Returns") with respect to all such sales and use taxes, including any available pre-Closing filing procedures.

                                   ARTICLE 8
                            CONDITIONS TO THE CLOSING

      SECTION 8.1 Conditions to Obligations of Seller. The obligations of the Carnrite Parties to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

      (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article 4 of this Agreement will be true and correct in all material respects as of the Closing (other than such representations and warranties as are expressly made as of another date);

      (b) Compliance with Covenants. Each document required to be delivered by Purchaser pursuant to this Agreement will have been delivered and all of the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing will have been complied with in all material respects;

      (c) No Adverse Order. No Governmental Body or other agency or commission or United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the Parties will use their best efforts to have any such Order vacated on or before the Termination Date (as defined in Article 12 hereof); and,

      (d) No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Carnrite Membership Interests or any other transaction contemplated hereby will be pending or threatened and;

      (e) Board Approval. Purchaser shall have received and delivered to CARNRITE a resolution reflecting the approval of each of Purchaser's Board of Directors for this transaction.

      SECTION 8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

      (a) Accuracy of Representations and Warranties. The representations and warranties of Carnrite Parties contained in Article 4 of this Agreement will be true and correct in all material respects as of the Closing Date (other than such representations and warranties that are expressly made as of another date);

      (b) Compliance with Covenants. Each document required to be delivered by any Carnrite Party pursuant to this Agreement shall have been delivered and all of the covenants contained in this Agreement to be complied with by the Carnrite Parties on or before the Closing will have been complied with in all material respects;

      (c) Delivery of Carnrite Membership Interests. The Carnrite Parties will have delivered, and Purchaser will have received, the Carnrite Membership Interests on or before the Closing Date;

      (d) No Order. No Governmental Body or other agency or commission or United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the Parties will use their best efforts to have any such Order vacated on or before the Termination Date (as defined in Article 12 hereof);

      (e) No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Carnrite Membership Interests or any other transaction contemplated hereby will be pending or threatened;

      (f) Backlog. As of the Closing Date, CARNRITE shall have contracts which shall reflect profit margins consistent with CARNRITE's Ordinary Course of Business and prior bidding practices;

      (g) Member Approval. CARNRITE shall have received and delivered to Purchaser a resolution reflecting the required Member approval for this transaction; and

      (h) Material Change. There shall have been no Material Change in the business of CARNRITE prior to the Closing Date.

                                    ARTICLE 9
                                 INDEMNIFICATION

      SECTION 9.1 Loss Defined; Indemnitees. For purposes of this Article 10, the term "Loss" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, breach, obligation or injury resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, awards, arbitrations or other proceedings. It is expressly understood that "Loss" shall also include special, attorney's fees, court costs and any direct or consequential damages. As used in this Article 10, the term "Purchaser Indemnitees" means and includes Purchaser, CARNRITE and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser; and the term "Seller Indemnitees" means and includes A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom.

     SECTION 9.2 Indemnification by the Carnrite Parties. To the extent of the value of the consideration paid by Purchaser for the membership interests of the Carnrite Parties, and for a period not exceeding 12 months from the date of Closing hereof, A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom, jointly and severally, agree to protect, defend, and indemnify each Purchaser Indemnitee against, and to hold each Purchaser Indemnitee harmless from, all Loss suffered or incurred by any Purchaser Indemnitee arising out of:

     (a) any breach or inaccuracy in any representation or warranty made by any Carnrite Party in this Agreement, including any schedule hereto, or in any Ancillary Agreement;

     (b) any failure of any Carnrite Party to duly perform and observe any term, provision, covenant, agreement or condition under this Agreement, or under any other Ancillary Agreement;

     (c) any claim by a third party that, if true, would mean that a basis for indemnification set forth in this Section 10.2 exists.

      SECTION 9.3 Indemnification by Purchaser. Purchaser agrees to protect, defend, and indemnify each Seller Indemnitee against, and hold each Seller Indemnitee harmless from, all Loss suffered or incurred by any Seller Indemnitee arising out of:

     (a) any breach or inaccuracy in any representation or warranty made by Purchaser in this Agreement, or in any Ancillary Agreement;

     (b) any failure of Purchaser to duly perform and observe any term, provision, covenant, agreement or condition under this Agreement, or under any other Ancillary Agreement;

     (c) any claim by a third party that, if true, would mean that a basis for indemnification set forth in this Section 9.3 exists.

     SECTION 9.4 Procedures for Indemnification. As used herein, an "Indemnified Party" means a Party seeking indemnification for any Loss (including, but not limited to attorneys fees) pursuant to Section 9.2 or 9.3 hereof, as applicable, and the term "Indemnifying Party" means the Party who is obligated to provide indemnification under Section 9.2 or Section 9.3, as applicable. The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article 10. In the case of a Third Party Claim, the Indemnifying Party will have the right to direct, through counsel of its own choosing, the defense or settlement of any such Third Party Claim at its own expense. In such case, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party will be paid by the Indemnified Party. The Indemnified Party will promptly provide the Indemnifying Party with access to the Indemnified Party's records and personnel relating to any such Third Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of such Third Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses incurred in providing such access, personnel and cooperation. Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such Third Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld. If the Indemnifying Party fails to defend or fails to prosecute or withdraws from such defense, then the Indemnified Party will have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of such Third Party Claim pursuant to this Section and proposes to settle such claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim.

                                   ARTICLE 10
                       TERMINATION, AMENDMENT, AND WAIVER

     SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

      (a) by the mutual written consent of CARNRITE and Purchaser;

      (b) by either CARNRITE or Purchaser if there will have been instituted, pending or threatened (and not withdrawn) any action or proceeding by any Governmental Body seeking to prohibit or limit Purchaser from exercising all material rights and privileges pertaining to its ownership of the Carnrite Membership Interests;

      (c) by Purchaser, if the conditions set forth in Section 8.1 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by CARNRITE on or before the Closing Date;

      (d) by CARNRITE, if the conditions set forth in Section 8.2 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before the Closing Date.

      (e) by Purchaser by giving written notice to CARNRITE (A) in the event the any Carnrite Party has committed a material Breach of any representation, warranty or covenant contained in this Agreement in any material respect, the Purchaser has notified CARNRITE of the Breach, and the Breach has continued without cure for a period of 30 days after the notice of Breach or (B) if the Closing shall not have occurred on or before August 31, 2007 by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty or covenant contained in this Agreement); or

      (f) by CARNRITE by giving written notice to the Purchaser (A) in the event the Purchaser has committed a material Breach of any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the Breach, and the Breach has continued without cure for a period of 30 days after the notice of Breach or (B) if the Closing shall not have occurred on or before August 31, 2007 by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from a Carnrite Party or Carnrite Parties themselves breaching any representation, warranty or covenant contained in this Agreement).

      SECTION 10.2 Effect of Termination. In the event of termination in accordance with Section 11.1 hereof, this Agreement will forthwith become void and there will be no liability on the part of any Party hereto.

      SECTION 10.3 Waiver. At any time prior to the Closing, any Party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party to be bound thereby.

                                   ARTICLE 11
                               GENERAL PROVISIONS

      SECTION 11.1 Joint and Several Liability. All representations, warranties and obligations of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom under this Agreement shall be joint and several.

      SECTION 11.2 Survival. Each of the representations and warranties of the Parties set forth in this Agreement or in the Ancillary Agreements delivered pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing hereof.

SECTION 11.3 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses, whether or not Closing will have occurred.

      SECTION 11.4 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by confirmed telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

      (a) if to Carnrite Parties:         with a copy to:

            Alan G. Carnrite              Samuel S. Griffin, III
            11 East Bay Blvd.             Griffin & Matthews
            The Woodlands, TX 77380       1155 Dairy Ashford, Suite 300
            Telephone:  281-615-2819      Houston, Texas    77079
                                          Telephone:  281-870-1124
            Sherri Lynn Herzig            Facsimile:  281-870-1647
            409 Aria Drive
            Austin, TX 78738
            Telephone:  512-567-1051

            Lea Ann Robertson
            14214 Rivergrove Dr.
            Houston, TX 77070
            Telephone:  281-851-9848

            Carolyn Naemi Stortstom
            4847 Willett Pkwy
            Chevy Chase, MD 20815
            Telephone:  301-346-7854

            Gillian Anne Tilbury
            1311 Chippendale Rd.
            Houston, TX 77008
            Telephone:  281-701-5114

            Rita Lyn Williams
            812 W. 13th Street
            Houston, TX 77008
            Telephone:  713-504-6770

     (b) if to Purchaser:                     with a copy to:

            EPiC Energy Resources, Inc.       Stibbs & Co., P.C.
            10655 Six Pines Dr., Suite 210    2441 High Timbers, Suite
            210 The Woodlands, Texas 77380    The Woodlands, Texas 77380
            Telephone: 281-419-3742           Telephone: 281-367-2222
            Facsimile: 281-362-2704           Facsimile: 281-681-2330

      SECTION 11.5 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of the Agreement and language or amounts contained in the exhibits attached hereto, the language or amounts in the body of the Agreement shall control.

      SECTION 11.6 Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforce by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      SECTION 11.7 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

      SECTION 11.8 Assignment. This Agreement shall not be assigned by any Party without the prior written consent of each of the other Parties; provided however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more Affiliates of Purchaser, provided such Affiliate agrees in writing to be bound by all of Purchaser's obligations under this Agreement.

      SECTION 11.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of Purchaser Indemnitees and Seller Indemnitees under Article 11 hereof.

      SECTION 11.10 Amendment; Waiver; Remedies. This Agreement may not be amended or modified except by an instrument in writing signed by all of the Parties. Waiver of any term or condition of this Agreement will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      SECTION 11.11 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of Texas applicable to contracts executed and performed entirely therein, without regard to the principles of choice of law or conflicts or law of any jurisdiction.

      SECTION 11.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

      SECTION 11.13 Restriction on Disclosure of Agreement Terms. No Party shall publicly disclose or announce the subject matter of this Agreement, including, but not limited to, the price being paid for the Carnrite Membership Interests hereunder or the detailed terms and conditions of this Agreement (other than to such Party's employees, directors or advisors with a need to know such information), without each of the other Parties' prior consent; provided however, that notwithstanding the foregoing, a Party may make such disclosures regarding this Agreement, as it determines with the advice of its legal counsel, are required under applicable laws and regulations or orders, decrees, inquiries or subpoenas of any court or governmental body, Governmental Body, and in that case such Party will give the other Party prior notice of its intention to make such disclosure pursuant to this provision.

      SECTION 11.14 Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the interpretation or breach thereof (a "Dispute"), and such Dispute cannot be settled through good faith negotiation or consultation between the Parties, the Parties each agree first to attempt to settle in good faith the Dispute by non-binding mediation ("Mediation Period") of the initial request for Mediation. The mediator shall be selected by mutual agreement from a list of impartial mediators familiar with the nature of the subject matter of the Dispute provided by the American Arbitration Association ("the "AAA"). The Parties each agree to participate in good faith in the Mediation, and will use reasonable commercial efforts to reach a resolution within the Mediation Period. The Parties each will make available during the Mediation Period a representative with authority to resolve the Dispute. The Parties may agree to extend the Mediation beyond the Mediation Period. Upon the expiration of the Mediation Period, should the Dispute remain unresolved, the Parties shall be free to seek resolution of the Dispute through the state courts located in Harris County, Texas.

      SECTION 11.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      SECTION 11.16   Exhibits.  The Exhibits attached hereto are incorporated

      SECTION 11.17   Participation Rights.

     (a) Tag-Along Right. During the Tag-Along Period, in the event that Rex Doyle and John Ippolito, acting together (the "Doyle Group"), propose to make a Tag-Along Sale, each of A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom shall have the right to participate (a "Tag-Along Right") in such sale with respect to any shares issued under Section 2.4 of this Agreement held by them, on a pro rata basis (based on the ratio of the aggregate number of Doyle Group Shares to be sold by the Doyle Group to the aggregate number of Doyle Group Shares owned by the Doyle Group immediately prior to such sale). In the event the Doyle Group Shares are sold at a fixed price, the shares to be sold by A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom will be sold for the same price per share received by the Doyle Group.

     (b) Definitions.

            (i) The term "Tag Along Sale" means the sale of the Buyer's common stock by means of a registration statement filed with the Securities and Exchange Commission, other than a registration statement on Form S-8.

            (ii) The term "Doyle Group Shares" means all shares of Buyer's stock owned at any time by Rex Doyle and John Ippolito.

            (iii) The term "Tag-Along Period" means the period from the Closing Date to March 28, 2009.

            (iv) "Transfer" means a transfer, sale, assignment, pledge, hypothecation or other disposition or exchange.

     (c) Drag-Along Rights. If the Doyle Group proposes a Transfer to any Person in a bona fide arm's-length transaction or series of transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) (the "Drag-Along Transferee") of an amount of Buyer's stock equal to 51% or more in the aggregate of the then issued and outstanding stock of Buyer (an "Exit Sale"), then the Doyle Group may elect to require A. Carnrite, Tilbury, Robertson, Williams, Herzig and Stortstrom (the "Drag-Along Shareholders") to Transfer, as a part of the Exit Sale to such Drag-Along Transferee at the purchase price and upon the other terms and subject to the conditions of the Exit Sale, that number of shares of stock issued under Sections 2.4 and 2.5 hereof as is equal to the product of (i) a fraction, the numerator of which is the number of shares proposed to be sold by the Doyle Group and the denominator of which is the aggregate number of shares owned by the Doyle Group on the date of such Exit Sale and (ii) the number of shares owned by each Drag-Along Shareholder.

      IN WITNESS WHEREOF, the Carnrite Parties and Purchaser have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

"The Carnrite Parties"                 "Purchaser"

THE CARNRITE GROUP, LLC                EPiC ENERGY RESOURCES, INC.


By:  /s/ Lea Ann Robertson             By:  /s/ Rex P. Doyle
     ------------------------               ------------------------

Name:  Lea Ann Robertson               Name:  Rex P. Doyle
Title:  President                      Title:  Chairman of the Board


/s/ Alan G. Carnrite
-------------------------
Alan G. Carnrite


/s/ Gillian A. Tilbury
-------------------------
Gillian A. Tilbury


/s/ Alan G. Carnrite
-------------------------
Alan G. Carnrite as Attorney-in-Fact for Lea Ann Robertson


/s/ Rita L. Williams
-------------------------
Rita L. Williams

/s/ Sherri L. Herzig
-------------------------
Sherri L. Herzig


/s/ Rita L. Williams
-------------------------
Rita L. Williams as Attorney-in-Fact for Carolyn N. Stortstrom

John Ippolito and Rex Doyle join this Agreement individually only as to the agreements set forth in Section 11.7, "Participation Rights":

/s/ John Ippolito
-------------------------
John Ippolito, individually

/s/ Rex P. Doyle
-------------------------
Rex P. Doyle, individually

List of Exhibits


1. Due Diligence Documents

2. Form of Employment Agreement

3. Form of Executive Coaching Agreement

4. Confidentiality Agreement

                                List of Schedules

                                                                   Section
    Schedule                          Title                       References
    ========                          =====                       ==========
       3.1        Existance in Good Standing                         3.1
     3.2(a)       Ownership                                         3.2(a)
     3.2(c)       No Conflicts                                      3.2(c)
       3.3        Consents                                           3.3
       3.4        Accounts Receivable                                3.4
       3.5        Financial Statements                            3.5(a)(c)
       3.7        Real Property                                      3.7
       3.8        Absence of Certain Changes                         3.8
       3.9        No Material Change                                 3.9
      3.10        Litigation                                    3.10(a)(b)(c)(d)
     3.11(a)      Intellectual Property                         3.11(a)(b)(d)


     3.12(a)      Contracts                                      3.12(a)(c)(i)
                                                                   (ii)(iii)
     3.12(b)      Seller's Rights under Corporation Contracts    3.12(b) 3.12(c)
                  Corporation Contracts Enforceability and
                   Termination                               3.12(c)(i)(ii)(iii)
     3.12(d)      Corporation Contracts Compliance                 3.12(d)
      3.13        Customers and Suppliers                            3.13
     3.14(a)      Employee Benefit Plans                       3.14(a), 3.27(m)
     3.14(c)      Payment Under Employment Plan                    3.14(c)
     3.14(d)      Termination of Employment Plans                  3.14(d)
     3.14(j)      Worker's Compensation Coverage                   3.14(j)
     3.15(a)      Compliance with Law                              3.15(a)
     3.15(b)      Governmental Authorization                      3.15(b)(i),
                                                                     3.15
                                                                       (c)
     3.16(a)      Tax Returns Filed and Taxes Paid                 3.16(a)
     3.16(b)      Delivery of Tax Returns                          3.16(b)
     3.16(c)      Post Closing Tax Liabilities                     3.16(c)
                  Tax Attributes                                 3.16(e)(vii)
3.16(e)(vii)
     3.17(a)      Insurance                                       3.17(a)(i)
     3.17(b)      Insurance Arrangements                           3.17(b)
     3.17(c)      Insurance Validity                               3.17(c)
      3.18        Environmental Laws and Regulations               3.18(a)
      3.19        Products and Services                              3.19
      3.20        Governmental Authorizations                        3.20
      3.21        Subsidiaries                                       3.21
      3.26        No Undisclosed Liabilities                         3.26
     3.27(a)      Key Employees List                               3.27(a)
     3.27(b)      Retired Employees                                3.27(b)
     3.27(c)      Terminated Employees                             3.27(c)

     3.27(g)      Increase in Compensation or Benefits             3.27(g)
     3.27(h)      Employee Contracts                               3.27(h)
     3.27(j)      Employees on Leave                               3.27(j)
     3.27(k)      Obligations to Former Employees                  3.27(k)
     3.27(l)      Independent Contractors                          3.27(l)
     5.2(b)       Foreign Corrupt Practices Payments                5.2(b)
                  ==================================
     5.2(e)       Anti-Boycott Prohibitions                         5.2(e)
                  =========================
       5.3        Relationships with Related Persons                 5.3
       5.4        Title to Assets                                  5.4(iii)

                                    Exhibit 1
                             Due Diligence Documents

                               See 2 attached CD's

                                    Exhibit 2
                          Form of Employment Agreement

                                    Exhibit 3
                      Form of Executive Coaching Agreement

                                    Exhibit 4
                            Confidentiality Agreement